Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Myers Industries, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-71852, 333-90367 and 33-47600 on Form S-8;
Nos. 333-124586 and 33-50286 on Form S-3, of Myers Industries, Inc. and subsidiaries (Company), of our reports dated March 16, 2009, with respect to the statements of consolidated financial position of the Company as of December 31, 2008 and 2007, and the related statements of consolidated (loss) income, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Standard No. 109, effective January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006.
/s/ KPMG LLP

Cleveland, Ohio
March 16, 2009